Exhibit 10.19
CONSULTING AGREEMENT
     This Consulting Agreement (this “Agreement”) is made and entered into as of July 5, 2006 by and between Sirion Therapeutics, Inc., a North Carolina corporation (“Sirion”), and Kenneth J. Widder, M.D. (the “Consultant”).
RECITALS
     Whereas, Consultant has been involved the development of pharmaceutical products within the Field (as defined below); and
     Whereas, Sirion desires to engage Consultant, and Consultant desires to accept the engagement by Sirion, to provide certain Services (as defined below) to Sirion according to the terms and conditions set forth in this Agreement.
     Now, Therefore, in consideration of the foregoing premises and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
AGREEMENT
1. Definitions. As used in this Agreement, the following terms shall have the following respective meanings:
     1.1 “Fenretinide” means 4-hydroxyphenyl retinamide and its active metabolite, 4- methoxyphenyl retinamide.
     1.2 “Field” shall mean: (i) as applied to all pharmaceutical products other than Syt101, for the treatment or prevention of all ophthalmology diseases; and (ii) as applied to Syt101, for the treatment or prevention of all diseases other than diabetes.
     1.3 “Intellectual Property” shall mean and include all apparatus, biological materials, clinical data, chemical compositions or structures, databases and data collections, diagrams, formulae, inventions (whether or not patentable), know-how, logos, marks (including brand names, product names, logos, and slogans), methods, processes, proprietary information, protocols, schematics, specifications, software, techniques, URLs, websites, works of authorship, and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing such as instruction manuals, laboratory notebooks, prototypes, samples, studies, and summaries).
     1.4 “Intellectual Property Rights” shall mean and include all past, present, and future rights of the following types, which may exist or be created under the laws or regulations of any jurisdiction in the world: (i) rights associated with works of authorship, including exclusive exploitation rights, copyrights and moral rights; (ii) trademark and trade name rights and similar rights; (iii) trade secret rights; (iv) patents and industrial property rights; (v) other proprietary rights in Intellectual Property of every kind and nature; and (vi) all registrations, renewals, extensions, combinations, divisions, or reissues of, and applications for, any of the rights referred to in the foregoing clauses “(i)” through “(v)” of this definition.

1.

     1.5 “Syt101” means Fenretinide, including any active metabolite or prodrug of Fenretinide or any hydrate, conjugate, salt, ester, amide, solvate, cocrystal, isomer, polymorph, analogue or other derivative of any of the foregoing.
2. Consulting Services. Subject to the terms and conditions of this Agreement, effective as of the date of this Agreement, Sirion hereby engages Consultant, and Consultant hereby accepts the engagement by Sirion, to act as a consultant to Sirion for the duration of the Term (as defined below). In his capacity as a consultant to Sirion, Consultant agrees to provide such services relating to the development and commercialization of pharmaceutical products within the Field as are reasonably requested from time to time by Sirion (collectively, the “Services”). The manner and means by which Consultant chooses to perform the Services shall be in Consultant’s sole discretion; provided, however, that Consultant shall perform all Services in a timely and professional manner, using a degree of skill and care at least consistent with industry standards.
3. Consulting Fees. As consideration for Consultant’s provision of the Services, Sirion shall pay to Consultant fees in the amount of $360,000 per year for each year during the Term (the “Consulting Fees”). Such Consulting Fees shall be payable in equal monthly installments on the first (1st) business day of each calendar month during the Term.
4. Expenses. Sirion shall reimburse Consultant for all reasonable out-of-pocket expenses, including, without limitation, reasonable travel expenses, incurred in connection with Consultant’s provision of Services pursuant to this Agreement; provided, however, that Consultant must: (i) obtain the prior approval of Sirion for any such expenses that, individually or in the aggregate, exceed $500 (other than travel expenses incurred by Consultant in connection with any travel requested by Sirion); and (ii) submit written documentation of all such expenses to Sirion. Sirion will reimburse Consultant for all expenses covered by this Section 4 within ten (10) business days of the date that Consultant submits documentation of such expenses to Sirion.
5. Health Insurance. At all times during the Term, Sirion shall use its best efforts to provide Consultant with medical, dental and vision insurance benefits substantially similar in substance to the medical, dental and vision insurance benefits provided to Consultant by Sytera, Inc. as of the date immediately prior to the date of this Agreement.
6. Independent Contractor Relationship. Consultant’s relationship with Sirion shall be solely that of an independent contractor, and nothing in this Agreement shall be construed to create a partnership, joint venture, or employer-employee relationship between Consultant and Sirion. Consultant is not the agent of Sirion and is not authorized to make any representation, contract or commitment on behalf of Sirion. Except as expressly set forth in Section 5, Consultant shall not be entitled to any of the benefits that Sirion may make available to its employees, such as group insurance, profit-sharing or retirement benefits. Consultant shall be solely responsible for all tax returns and payments required to be filed with or made to any federal, state or local tax authority with respect to Consultant’s provision of the Services and receipt of the Consulting Fees pursuant to this Agreement. Sirion will regularly report amounts paid to Consultant by filing Form 1099-MISC with the Internal Revenue Service as required by law, but given that Consultant is an independent contractor, Sirion will not withhold or make payments for social security, make unemployment insurance or disability insurance

2.

payments for social security, make unemployment insurance or disability insurance contributions, or obtain worker’s compensation insurance on Consultant’s behalf. Consultant agrees to comply, on a timely basis, with all applicable federal, state and local laws governing self-employed individuals, including, without limitation, obligations such as payment of taxes, social security, disability and other contributions based on the Consulting Fees paid to Consultant, and to accept exclusive liability for such compliance. Consultant hereby agrees to indemnify, hold harmless and defend Sirion from and against any and all such taxes and contributions, as well as any penalties and interest arising therefrom.
7. Information and Intellectual Property Rights.
     7.1 Proprietary Information. Consultant agrees that, during the Term and thereafter, he shall: (i) take all steps necessary to hold the Proprietary Information (as defined below) in trust and confidence; (ii) not use such Proprietary Information in any manner or for any purpose except as expressly set forth in this Agreement; and (iii) not disclose any such Proprietary Information to any third party without first obtaining Sirion’s express written consent on a case-by-case basis; provided, however, that nothing in this Section 7.1 shall prohibit Consultant from making any disclosures to the extent legally required by a valid subpoena or order of a court or other governmental body having jurisdiction, provided that he notifies Sirion in advance of any such required disclosure and uses commercially reasonable efforts to obtain, or to assist Sirion in obtaining, a protective order preventing or limiting the disclosure and/or requiring that the Proprietary Information so disclosed be used only for the purposes for which the law or regulation required, or for which the order was issued. For purposes of this Agreement, “Proprietary Information” shall mean any and all technical and non-technical information regarding Sirion, including, without limitation, information regarding: (i) Sirion’s patents, patent applications, trade secrets, ideas, gene sequences, cell lines, samples, media, chemical compounds, assays, biological materials, techniques, sketches, drawings, works of authorship, models, inventions, know-how, processes, apparatuses, equipment, algorithms, software programs, software source documents, and formulae related to the current, future and proposed products and services of Sirion; or (ii) Sirion’s business and financial information, including, without limitation, information pertaining to Sirion’s current or forecasted capital structure, equity or debt financing activities, investors, employees, directors, consultants, business and contractual relationships and research and development plans; provided, however, that information received by Consultant shall not be considered to be Proprietary Information if Consultant can demonstrate that such information has been published or is otherwise readily available to the public other than by a breach of this Agreement or any other duty or obligation of confidentiality of Consultant. Consultant’s prior knowledge of any Proprietary Information shall not obviate or diminish the applicability or effectiveness of these provisions with regard to such information.
     7.2 Third-Party Information. Consultant understands that Sirion has received and will in the future receive from third parties certain confidential or proprietary information relating to such third parties (collectively, “Third-Party Information”), subject to duties on Sirion’s part to maintain the confidentiality of such Third-Party Information and to use such Third-Party Information only for certain limited purposes. Consultant agrees to hold all Third-Party Information in confidence and not to disclose to anyone (other than personnel of Sirion) or to use, except in connection with Consultant’s provision of the Services, any Third-Party Information unless expressly authorized in writing by an officer of Sirion.

3.

     7.3 Intellectual Property Rights. Consultant agrees that any and all Intellectual Property and Intellectual Property Rights relating to the Field that Consultant had knowledge of, conceived, reduced to practice or developed during the course of his employment with Sytera, Inc. prior to the date of this Agreement, together with any and all Intellectual Property and Intellectual Property Rights relating to the Field that Consultant conceives, reduces to practice or develops during the course of his provision of the Services pursuant to this Agreement, in each case whether alone or in conjunction with others (all of the foregoing being collectively referred to herein as the “Inventions”), shall be the sole and exclusive property of Sirion. Accordingly, Consultant hereby: (i) assigns and agrees to assign to Sirion his entire right, title and interest in and to all Inventions; and (ii) designates Sirion as his agent for, and grants to the officers of Sirion a power of attorney (which power of attorney shall be deemed coupled with an interest) with full power of substitution solely for the purpose of, effecting the foregoing assignments from Consultant to Sirion. Consultant further agrees to cooperate with and provide reasonable assistance to Sirion to obtain and from time to time enforce any and all current or future Intellectual Property Rights covering or relating to the Inventions in any and all jurisdictions.
8. No Conflicting Obligation. Consultant represents and covenants that his entering into this Agreement, his performance of all the terms of this Agreement and his provision of the Services pursuant to this Agreement do not and will not breach or conflict with any agreement or other arrangement between any Consultant and any third party, including, without limitation, any agreement or other arrangement between Consultant and any third party to provide services exclusively or keep in confidence any proprietary information of another entity acquired by Consultant in confidence or in trust prior to or after the date of this Agreement. Consultant agrees not to enter into any agreement that conflicts with this Agreement or his covenants and obligations hereunder at any time during the Term.
9. Term and Termination.
     9.1 Term. Subject to Section 9.2, this Agreement shall remain in effect for a period of three (3) years following the date of this Agreement (the “Term”).
     9.2 Termination for Convenience by Consultant. This Agreement may be terminated, for any reason or no reason at all, by Consultant at any time following the date hereof by delivering fifteen (15) days’ prior written notice to Sirion. Sirion shall have no right to terminate this Agreement for any reason prior to the expiration of the Term.
     9.3 Termination by Sirion. This Agreement may be terminated by Sirion as follows:
          (a) Upon Consultant’s failure to provide the services provided for under this Agreement or other material breach of by Consultant of his obligations hereunder; provided that Sirion shall provide Consultant written notice of any such breach or failure and describing in reasonable detail the basis for such claim and Consultant shall have thirty (30) days to cure any such failure or breach;
          (b) Immediately upon a material breach of that certain Noncompetition and Nonsolicitation Agreement, dated as of July 1, 2006, by and between Sirion and Consultant dated July 1, 2006; or

4.

          (c) Immediately upon the transfer of the Sytera Assets (as defined in the Merger Agreement (as defined below)) by Sirion to Sytera II, Inc., a Delaware corporation (“Sytera II”), pursuant to Section 1.5(h) of that certain Agreement and Plan of Merger and Reorganization, dated as of July 1, 2006 (the “Merger Agreement”), by and among Sirion, Sytera, Inc., a Delaware corporation, Sytera II, Kenneth J. Widder, M.D., as the representative of the holders of Sytera capital stock, and Barry Butler, as the representative of the holders of Sirion capital stock.
     9.4 Effect of Termination. The obligations set forth in Sections 6, 7, 9.3 and 10, as well as any outstanding payment or reimbursement obligations of Sirion accrued or incurred through the date of termination or expiration under Sections 3 or 4, shall survive any termination or expiration of this Agreement. Upon any termination or expiration of this Agreement, Consultant shall promptly deliver to Sirion all documents and other materials of any nature pertaining to the Services, together with all documents and other items containing or pertaining to any Proprietary Information, Third-Party Information or Inventions.
10. Miscellaneous.
     10.1 Notices. Any notices or other communications required or permitted hereunder shall be given to the appropriate party at the address of such party set forth on the signature page(s) hereto or at such other address as such party shall specify by ten (10) days advance written notice to the other party hereto. Such notice shall be in writing and shall be deemed given: (i) upon personal delivery; (ii) upon delivery by facsimile transmission with receipt confirmed if received during normal business hours; if not, then on the next business day; (iii) if sent by certified or registered mail, postage prepaid, three (3) days after the date of mailing; or (iv) one (1) day after deposit with a nationally-recognized overnight courier, specifying next day delivery, with verification of receipt.
     10.2 Governing Law. This Agreement shall be construed in accordance with, and governed in all respects by, the laws of the State of Florida as applied to contracts to be performed entirely within such state.
     10.3 Successors and Assigns. The rights and liabilities of the parties hereto shall bind and inure to the benefit of their respective successors, heirs, executors and administrators, as the case may be; provided, however, that, as Sirion has specifically contracted for Consultant’s Services, which Services are unique and personal, Consultant may not assign or delegate his obligations under this Agreement either in whole or in part to any party without the prior written consent of Sirion. Sirion may assign its rights and obligations hereunder to an Affiliate or to any person or entity who succeeds to all or substantially all of Sirion’s business. For purposes hereof, “Affiliate” means, with respect to any person or entity, any other person or entity, directly or indirectly, controlling, controlled by or under common control with such person or entity. For purposes of this definition a person or entity is deemed to “control” an entity if such person or entity, directly or indirectly, (i) has the power to direct the management or policies of such entity; or (ii) owns, beneficially or of record (a) an amount of voting securities or other interests in such entity that is sufficient to enable such controlling person or entity to elect at least a majority of the members of such entity’s board of directors or other governing body or (b) at least fifty percent (50%) of the outstanding equity or financial interests of such entity.

5.

     10.4 Waiver. No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party, and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.
     10.5 Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of all of the parties hereto.
     10.6 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement in writing for such provision, then: (i) such provision shall be excluded from this Agreement; (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded; and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.
     10.7 Entire Agreement. This Agreement sets forth the entire understanding of the parties hereto relating to the subject matter hereof and supersede all prior agreements and understandings between the parties relating to the subject matter hereof.
     10.8 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.
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6.

     In Witness Whereof, the parties hereto have executed this Consulting Agreement as of the date first written above.

SIRION:

Sirion Therapeutics, Inc.
/s/ Barry Butler

Barry Butler
President

Address:	3110 Cherry Palm Drive
Suite 350
Tampa, Florida 33610

Fax No.

CONSULTANT:

/s/ Kenneth J. Widder

Kenneth J. Widder, M.D.

Address:	P.O. Box 676250
Rancho Santa Fe, CA 92067

Fax No.:	858-756-9827